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Exhibit 99.1
FOR IMMEDIATE RELEASE

August 13, 1998

                  HS RESOURCES ANNOUNCES SECOND QUARTER RESULTS

San Francisco, California - HS Resources, Inc. (NYSE: HSE) today announced its operating and financial results for the quarter ended June 30, 1998. For the quarter, net income was $1.3 million, or $0.07 per share, before a $36.5 million after-tax ($59 million pre-tax) non-cash charge for a full cost ceiling test impairment described below, compared to net income of $1.2 million, or $0.07 per share, for the comparable prior year period. Quarterly production was a record
3.26 million barrels of oil equivalent (MMBoe), up 43% from 2.28 MMBoe during the comparable prior year period. The Company produced 15.4 billion cubic feet of natural gas (Bcf), an increase of 53% from the 10.1 Bcf produced during the second quarter of 1997. Oil production increased 15% from 608 thousand barrels of oil (MBbl) to 699 MBbl.

The impact of the increased production was partially offset by a 25% decline in the weighted average price that the Company received for its oil production. During the quarter, the Company's realized oil price was $14.63 per barrel, which includes a positive $1.25 per barrel adjustment resulting from the Company's hedging program. This compares to a weighted average oil price of $19.48 realized during the comparable prior period. Net realized gas prices were virtually unchanged from second quarter 1997, up two cents per Mcf from $1.81 to $1.83. The weighted average price per equivalent barrel (Boe) was $11.76, down 11% from $13.17 during the comparable prior period, and down 21% from $14.82 for the first quarter of 1998.

Revenues from production for the quarter amounted to $38.3 million, a 27% increase from $30.1 million in the comparable prior year period. Operating cash flow was $20.2 million, or $1.08 per share, compared to $14.7 million, or $0.85 per share, for the second quarter of 1997.

Aggregate lease operating expenses increased from $5.9 million to $8.2 million due to the addition of a substantial number of wells acquired from Amoco Production Company (the Amoco Acquisition) at the end of 1997. However, lease operating expense per Boe was reduced 3%, from $2.60 to $2.51, as the Company realized efficiencies through added production in a tightly concentrated operating area. Similarly, aggregate general and administrative expense increased 48%, while remaining relatively unchanged at $0.59 per Boe. Net interest expense increased 12% to $8.6 million as a result of the additional debt incurred in connection with the Amoco Acquisition. This amount is net of $5.7 million of capitalized interest attributable to the cost of the Company's undeveloped acreage. The Company's investment in undeveloped acreage (including capitalized interest) at June 30, 1998 increased by $143.8 million since June 30, 1997 as a result of undeveloped properties acquired in the Amoco Acquisition and additional investment in the Gulf Coast region.

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Depreciation, depletion and amortization (DD&A) expense increased 40% due to increased production, while DD&A per Boe was reduced from $5.62 to $5.52 per Boe. The Company adjusted its DD&A rate in the second quarter of 1998 to reflect an increase in proved reserves and to give effect to the full cost ceiling test impairment charge.

The full cost method of accounting, which HS Resources employs, requires a periodic comparison of discounted asset value to recorded capital costs utilizing unescalated current commodity prices. Due to the significant deterioration of realized crude oil prices and, to a lesser extent, natural gas prices at the end of the second quarter, the Company recognized an after-tax non-cash impairment in the quarter of $36.5 million. Including the effect of the impairment, the Company reported a net loss for the quarter of $35.2 million, or $1.89 per share.

During the quarter, the Company recorded approximately 29 MMBoe of new proved reserves, primarily in the D-J Basin, reflecting its ongoing development program and the new field-wide spacing rule approved by the Colorado Oil and Gas Conservation Commission on April 29, 1998.

For the first half of 1998, the Company reported net income of $4.6 million, or $0.25 per share, before the previously noted non-cash full cost ceiling test impairment. Including the effects of the impairment, the Company incurred a net loss of $31.9 million, or $1.71 per share, compared to net income of $5.5 million, or $0.32 per share, for the comparable 1997 period. Production increased 40% to 6.3 MMBoe from 4.5 MMBoe, with oil and gas revenues increasing 27% to $83.7 million from $66.1 million. The realized oil price for the first six months of 1998 declined 22% to $15.79 per Bbl from $20.37 in 1997 while the realized gas price was $2.09 per Mcf, virtually unchanged from $2.11 in 1997.

The Company also announced that it has been named by the Colorado Oil and Gas Conservation Commission as the recipient of an "Outstanding Oil and Gas Operator Award" for innovative exploration techniques in the D-J Basin. The award cites HS Resources' successful use of 3D seismic to discover the Spenson Field in Adams County, Colorado, which has estimated reserves of approximately one million barrels of oil. The discovery well had an initial producing rate of 500 barrels of oil per day, and six additional development wells have been drilled, with a high degree of success, based on the 3D seismic interpretations. According to the award, HS Resources used an innovative exploration technique to discover a field that would have been extremely difficult to find using other methods, and is successfully applying 3D seismic to develop other exploration areas in the D-J Basin.

President P. Michael Highum commented, "Our record production levels reflect the success of our D-J Basin development activities coupled with our acquisition of Amoco's D-J Basin properties. Through the end of the second quarter, we have completed more than half of the approximately 500 activities planned for the year in our D-J District. These activities, which range from recompletions and reworks to well deepenings and new well drillings, are drawn from our inventory of several thousand specifically identified opportunities. Of the more than 130 activities completed during the second quarter, approximately one-half were hydraulic restimulations (refracs) of existing wells. Results to date for our refrac program show a 750%


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average increase in initial production per well, projected internal rates of return approaching 100% and average finding costs of under $3.50 per Boe. The Company also drilled two new J-Sand "stand-alone" wells and eleven J-Sand infill wells, and deepened seven wells to the J-Sand from previously producing shallower horizons. All were completed and successfully brought on-line with excellent initial flows. The Company also successfully deepened sixteen out of nineteen wells to the Dakota formation, with thirteen brought on-line during the quarter averaging initial production rates of more than 500 Mcf per day. Since the first of the year, we have increased net gas production in the D-J Basin by approximately 25%, or 28 MMcf per day. It is also noteworthy that these activities, combined with the field-wide spacing ruling by the Colorado Oil and Gas Conservation Commission, have enabled the Company to book 29 MMBoe of new proved reserves. These new reserves nearly replace the reserves that are the subject of our previously announced Mid-Continent property divestiture."

Chairman and Chief Executive Officer Nicholas J. Sutton added, "In addition to our excellent results in the D-J Basin, this has been a very active and successful quarter for our seismically driven program in the onshore Gulf Coast area. We have drilled five wells in our North Gillis project area, which HSR operates and in which the Company owns a 37.5% working interest. Four were completed as producers; partners may complete the fifth. We estimate average reserves of 1 million Boe per well for the four completions. In addition, during July we drilled another apparent producer that is currently undergoing testing. These wells are expected to come on-line during September. Our other large-scale seismic surveys, including Iowa, Port Barre, Indian Village and Edgerly are in various stages of data acquisition, processing and interpretation and are beginning to surface many potential drilling locations. We expect our Gulf Coast program to drill as many as 14 wells during the second half of the year."

Chief Financial Officer James E. Duffy added, "It is unfortunate that the rules regarding ceiling test adjustments have not been updated since the days of stable, generally regulated, product prices. As a result, HS Resources and other companies are forced to 'mark to market' based on transient product prices that are only remotely related to the true value of long lived properties. Most importantly, it is a non-cash charge that does not directly impact the Company's cash flow or investment decisions. Oil prices have been disappointing, but HS Resources is principally a natural gas producer and our realized gas prices in the D-J Basin have remained relatively strong. Furthermore, the Company has in place several hedges that provide price protection during the rest of the summer months and into 1999. Our financial strength and flexibility will be further enhanced by our previously announced intention to sell our Mid-Continent properties to Questar Corporation for $157.5 million in cash, with an expected closing date of September 1, 1998. We will apply net proceeds from the sale to the repayment of bank debt."

Statements concerning the anticipated sale of assets to Questar Corporation, debt repayment ability, drilling, exploration, exploitation, development and other plans, production levels, reserve estimates or potential additions, rates of return, timing of well connections, expected future operating efficiencies, the timing, quality and applicability of seismic data and the interpretation thereof, number of potential drilling locations, timing and amount of future drilling, and all similar statements or implications are forward looking statements within the meaning of Federal securities laws. Actual results or events may differ materially from these


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forward looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory burdens, Company objectives and business judgment and other factors, both within and outside of the Company's control. The Company's forward looking statements are qualified in their entirety by these and other factors more fully set forth on the company's report on Form 8-K filed February 26, 1997.

HS Resources, Inc. is an independent oil and gas exploration and development company with active projects in the Rocky Mountain, Mid-Continent and Gulf Coast regions. The common stock of HS Resources, Inc. is traded on the New York Stock Exchange under the symbol "HSE."

Contact:      Theodore Gazulis
              Vice President -- Treasury, Capital Markets
                      and Investor Relations

              415-433-5795
              tgazulis@hsresources.com


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                               HS Resources, Inc.
                           Summary of 1998 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)

                                                       Quarter Ended                    Six Months Ended
                                                         June 30,                           June 30,
                                                --------------------------         ---------------------------
                                                  1998              1997             1998               1997
                                                ---------          -------         ---------          --------
Revenues:
Oil & gas sales                                 $  38,341          $30,097         $  83,712          $ 66,122
Trading and transportation                         11,142           18,946            27,466            47,786
Other gas revenues                                  2,276            1,094             4,145             2,189
Other income                                          439              354               643               622
                                                ---------          -------         ---------          --------
    Total revenues                                 52,198           50,491           115,966           116,719
                                                ---------          -------         ---------          --------
Expenses:
Production taxes                                    2,759            2,027             5,757             4,834
Lease operating                                     8,168            5,941            15,314            12,371
Cost of trading and transportation                 10,564           18,821            26,360            46,860
DD&A                                               18,005           12,850            36,535            25,316
Impairment of oil & gas properties                 59,000               --            59,000                --
General and administrative                          1,935            1,304             3,683             3,031
Interest                                            8,604            7,673            20,837            15,376
                                                ---------          -------         ---------          --------
    Total expenses                                109,035           48,616           167,486           107,788
                                                ---------          -------         ---------          --------
Income (loss) before provision
  for income taxes                                (56,837)           1,875           (51,520)            8,931

Provision (benefit) for income taxes              (21,655)             714           (19,629)            3,403
                                                ---------          -------         ---------          --------
Net income (loss)                               $ (35,182)         $ 1,161         $ (31,891)         $  5,528
                                                =========          =======         =========          ========
Net income (loss) per share - diluted           $   (1.89)         $  0.07         $   (1.71)         $   0.32
                                                =========          =======         =========          ========

Outstanding shares - diluted                       18,590           17,423            18,649            17,500
                                                =========          =======         =========          ========

Operating cash flow (a)                         $  20,169          $14,725         $  44,015          $ 34,246
                                                =========          =======         =========          ========

Operating cash flow per share - diluted         $    1.08          $  0.85         $    2.36          $   1.96
                                                =========          =======         =========          ========


(a) Net income before depreciation, depletion and amortization, impairment and deferred income taxes.


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                               HS Resources, Inc.
                           Summary of 1998 Operations

                     SUMMARY PRODUCTION, PRICE AND COST DATA

                                                      Quarter Ended                           Six Months Ended
                                                          June 30,                                June 30,
                                              --------------------------------       ---------------------------------
                                                                          %                                       %
                                                1998           1997     Change         1998            1997     Change
                                              -------        --------   ------       --------        --------   ------
          Daily Production:
            Oil (Bbl)                           7,681           6,680     15%           7,679           6,446     19%
            Gas (Mcf)                         168,822         110,545     53%         163,468         110,669     48%
            Equivalent Barrels (Boe)           35,818          25,104     43%          34,924          24,891     40%

          Period Production:
            Oil (MBbl)                            699             608     15%           1,390           1,167     19%
            Gas (MMcf)                         15,363          10,060     53%          29,588          20,031     48%
            Equivalent Barrels (MBoe)           3,259           2,284     43%           6,321           4,505     40%

          Average oil price (Bbl)             $ 14.63        $  19.48    -25%        $  15.79        $  20.37    -22%
          Average gas price (Mcf)             $  1.83        $   1.81      1%        $   2.09        $   2.11     -1%
          Average price (Boe)                 $ 11.76        $  13.17    -11%        $  13.24        $  14.68    -10%


          Costs:
            G&A per Boe                       $  0.59        $   0.57      4%        $   0.58        $   0.67    -13%
            LOE per Boe                       $  2.51        $   2.60     -3%        $   2.42        $   2.75    -12%
            DD&A per Boe                      $  5.52        $   5.62     -2%        $   5.78        $   5.62      3%
          (includes depreciation on
          non oil and gas assets)



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                               HS Resources, Inc.
                           Summary of 1998 Operations

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                              June 30,        December 31,
                                                                1998              1997
                                                             -----------      ------------
          Assets

          Current assets                                     $    60,925      $    55,389
          Oil & gas properties                                 1,150,665        1,140,742
          Accumulated DD&A                                      (216,743)        (181,206)
          Other assets                                            21,474           20,391
                                                             -----------      -----------
                                                             $ 1,016,321      $ 1,035,316
                                                             ===========      ===========

                                                               June 30,       December 31,
                                                                1998              1997
                                                             -----------      ------------
          Liabilities and Stockholders' Equity

          Current liabilities                                $    75,661      $    63,717
          Bank debt                                              433,000          412,000
          9 7/8% Subordinated notes, due 2003                     74,683           74,654
          9 1/4% Subordinated notes, due 2006                    149,349          149,310
          Other long-term liabilities & deferred revenue          18,975           21,215
          Deferred taxes                                          70,136           90,798
          Stockholders' equity                                   194,517          223,622
                                                             -----------      -----------
                                                             $ 1,016,321      $ 1,035,316
                                                             ===========      ===========


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                               HS Resources, Inc.
                           Summary of 1998 Operations

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                                     Six Months Ended
                                                                        June 30,
                                                                 ----------------------

                                                                   1998          1997
                                                                 --------      --------
Cash flows from operating activities:
Net income (loss)                                                $(31,891)     $  5,528
Depreciation, depletion and amortization                           36,535        25,316
Impairment of oil and gas properties                               59,000            --
Amortization of deferred charges, debt issue costs
  and deferred compensation                                         1,225           915
Transfer treasury stock to 401(k) plan                                549           417
Deferred income tax provision (benefit)                           (19,765)        3,403
Decrease (increase) in accounts receivable                         (4,022)       10,552
Increase (decrease) in accounts payable and accrued expenses          264        (2,200)
Increase (decrease) in deferred revenue, net                       (2,506)           --
Other                                                                (602)         (196)
                                                                 --------      --------
Net cash provided by operating activities                          38,787        43,735
                                                                 --------      --------

Net cash used in investing activities                             (58,307)      (27,511)
                                                                 --------      --------
Net cash provided by (used in) financing activities                19,413       (22,410)
                                                                 --------      --------
Net (decrease) in cash and
  cash equivalents                                                   (107)       (6,186)

Cash and cash equivalents, beginning
  of the period                                                     6,907         8,765
                                                                 --------      --------
Cash and cash equivalents, end of
  the period                                                     $  6,800      $  2,579
                                                                 ========      ========



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